SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
  [ ] Preliminary Proxy Statement              [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by
                                                   Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-12

                                HEICO CORPORATION
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                (Name of Registrant As Specified In Its Charter)

                                       N/A
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

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  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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  (1) Amount Previously Paid:

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  (2) Form, Schedule or Registration Statement No.:

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  (3) Filing Party:

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  (4) Date Filed:

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

                                HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 16, 2004

                                   ----------

        The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation ("HEICO" or the "Company"), will be held on March 16, 2004, at 10:00 a.m., Eastern Standard Time, at the Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania Beach, Florida, for the following purposes:

        1.  To elect a Board of Directors for the ensuing year; and

        2. To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of record of HEICO Common Stock and Class A Common Stock at the close of business on January 20, 2004 will be entitled to vote at the Meeting.

        You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the meeting (without affecting any vote previously taken).

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                          Laurans A. Mendelson
                                          Chairman of the Board
                                          President and Chief Executive Office
                                          February 13, 2004

                                HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021

                                   ----------

                                 PROXY STATEMENT

                                   ----------

        This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors for use at the Annual Meeting of Shareholders of HEICO to be held at the Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania Beach, Florida 33004 on Tuesday, March 16, 2004 at 10:00 a.m., Eastern Standard Time. This Proxy Statement is first being mailed to shareholders on or about February 19, 2004.

        At the annual meeting, the shareholders will be asked to elect a Board of Directors (Board) and to vote on any other business which properly comes before the meeting.

        The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy at any time by a revocation in writing or a later dated proxy that is received by HEICO; and, if you attend the meeting, you may vote your shares in person.

        If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

        HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $5,000 plus related out-of-pocket expenses.

        Only holders of record of HEICO Common Stock, $0.01 par value per share (the "Common Stock"), and Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), at the close of business on January 20, 2004 will be entitled to vote at the meeting. On that date there were outstanding 9,691,095 shares of Common Stock, each entitled to one vote, and 14,154,973 shares of Class A Common Stock, each entitled to 1/10th vote per share.

VOTING REQUIREMENTS

        The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of the Company's common stock entitled to vote shall constitute a quorum at the annual meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the voting power of the shares of all classes of the Company's common stock represented in person or by proxy at the annual meeting and entitled to vote on the subject matter at the annual meeting shall be required to elect members of the Board of Directors.

        A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but will not be counted as shares present and entitled to vote on such matter for purposes of voting, and therefore, will have no effect on matters brought to a vote at the annual meeting. Shares voted to abstain as to a particular matter and directions to "withhold authority" to vote for directors, will be counted for purposes of determining the presence of a quorum and will be counted as present and entitled to vote with respect to such matter for purposes of voting, and therefore, will have the effect of votes against the matters brought to a vote at the annual meeting.

        Under the terms of the HEICO Savings and Investment Plan (the Plan), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the Plan. If a participant also owns shares outside the Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the Plan must be duly signed and received no later than March 12, 2004. The total number of shares in the Plan as of the record date represents approximately 10.55% of the voting power of all classes of common stock outstanding as of the record date and entitled to vote at the annual meeting.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock as of January 20, 2004 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock, (ii) the Chief Executive Officer and the other four most highly compensated executive officers, (iii) each of the directors of the Company, and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                               SHARES BENEFICIALLY OWNED /(2)/
                                                                       -----------------------------------------------
                                                                                                       CLASS A
                                                                             COMMON STOCK           COMMON STOCK
                                                                       ----------------------- -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER /(1)/                                NUMBER     PERCENT     NUMBER     PERCENT
------------------------------------------                                ------     -------     ------     -------
(a) Certain beneficial owners:
Mendelson Reporting Group /(3)/ .......................................  2,234,452     21.25%   1,368,847      9.28%
Dr. Herbert A. Wertheim /(4)/ .........................................  1,136,176     11.72%   1,132,196      8.00%
Wasatch Advisors, Inc. /(5)/ ..........................................         --        --    1,316,099      9.30%
Investment Counselors of Maryland, LLC /(6)/ ..........................         --        --    1,237,004      8.74%
Susquehanna Investment Group and SIG Specialists, Inc. /(7)/ ..........         --        --      836,478      5.91%
Dimensional Fund Advisors Inc. /(8)/ ..................................    590,463      6.09%          --        --
Rene Plessner Reporting Group /(9)/  ..................................    540,497      5.58%          --        --

(b) Directors:
Samuel L. Higginbottom /(10)/ .........................................      7,749          *       6,609          *
Wolfgang Mayrhuber /(11)/ .............................................     19,000          *      19,382          *
Eric A. Mendelson /(12)/ ..............................................    590,914      5.92%     356,770      2.49%
Laurans A. Mendelson /(13)/ ...........................................  1,379,982     13.94%     923,705      6.43%
Victor H. Mendelson /(14)/ ............................................    578,120      5.77%     383,196      2.67%
Albert Morrison, Jr. /(15)/ ...........................................     13,332          *      13,606          *
Dr. Alan Schriesheim /(16)/ ...........................................    117,705      1.20%     118,494          *

(c)Executive officers listed in Summary Compensation Table who are not directors:
Thomas S. Irwin /(17)/.................................................    433,278      4.38%     249,221      1.75%
James L. Reum .........................................................     10,454          *      10,455          *

All directors and executive officers as a group (9 persons)/(18)/......  2,835,970     26.13%   1,786,614     11.92%
All directors, executive officers, the HEICO Savings and Investment
  Plan and the Mendelson Reporting Group as a group /(19)/ ............  3,815,896     35.16%   2,690,047     17.95%

----------
*     Represents ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2) The number of shares of Common Stock and Class A Common Stock deemed outstanding includes (i) 9,691,095 shares of Common Stock outstanding as of January 20, 2004, (ii) 14,154,973 shares of Class A Common Stock outstanding as of January 20, 2004, and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 20, 2004 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation (MIC), a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric
      A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson. Includes 825,010 shares of Common Stock and 590,070 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004. See Notes (12), (13) and (14) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Based on information in a Schedule 13G filed on January 9, 2004, all shares are held in portfolios of advisory clients of Wasatch Advisors, Inc., a registered investment advisor. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(6) Based on information in a Schedule 13G filed on February 10, 2004, all shares are held in portfolios of advisory clients of Investment Counselors of Maryland, LLC, a registered investment advisor. The address of Investment Counselors of Maryland, LLC is 803 Cathedral Street, Baltimore, Maryland 21201.

(7) Based on information in a Schedule 13G filed on February 5, 2004, all shares are held by Susquehanna Investment Group (Susquehanna) or SIG Specialists, Inc. (SIG), registered brokers or dealers. The address of Susquehanna and SIG is 401 City Avenue, S-220, Bala Cynwyd, Pennsylvania 19004.

(8) Based on information in a Schedule 13G filed on February 6, 2004, all shares are held in managed accounts of Dimensional Fund Advisors Inc., a registered investment advisor. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9) Based on information in a Schedule 13D dated February 24, 2002 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 107,127 shares of Common Stock held by Mr. Plessner and 433,370 shares of Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 200 East 74th Street, Penthouse A, New York, New York 10021.

(10) Includes 4,000 shares of Common Stock and 400 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004.

(11) Includes 19,000 shares of Common Stock and 18,675 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004.

(12) Includes 157,282 shares of Common Stock and 147,412 shares of Class A Common Stock held by MIC; 82,360 shares of Common Stock and 8,236 shares of Class A Common Stock held by EAM Management Limited Partners; 293,490 shares of Common Stock and 176,434 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004; 19,147 shares of Common Stock and 18,495 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account; and 850 shares of Common Stock and 995 shares of Class A Common Stock owned by Eric Mendelson's children. See Note (3) above.

(13) Laurans A. Mendelson disclaims beneficial ownership with respect to 157,282 shares of Common Stock and 147,412 shares of Class A Common Stock, respectively, of these shares, which are held in the name of MIC and 45,441 shares of Common Stock and 20,392 shares of Class A Common Stock which were donated to and are presently held by the Laurans A. and Arlene
      H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 947,327 shares of Common Stock and 527,437 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 205,085 shares of Common Stock and 204,369 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004 and 24,847 shares of Common Stock and 24,095 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Mr. Mendelson's account. See Notes (3), (12) and (14).

(14) Includes 157,282 shares of Common Stock and 147,412 shares of Class A Common Stock held by MIC; 36,180 shares of Common Stock and 3,618 shares of Class A Common Stock held by VHM Management Limited Partners; 326,435 shares of Common Stock and 209,267 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004, of which 25,000 shares of Common Stock and 25,000 shares of Class A Common Stock are held by the Victor H. Mendelson Revocable Investment Trust; 15,548 shares of Common Stock and 14,945 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account; and 800 shares of Common Stock and 1,010 shares of Class A Common Stock owned by Victor Mendelson's children. See Note (3) above.

(15) Includes 4,000 shares of Common Stock and 400 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004. Albert Morrison Jr.'s voting and dispositive power with respect to 7,740 and 9,143 shares of Common Stock and Class A Common Stock, respectively, is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.

(16) Includes 111,182 shares of Common Stock and 110,795 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004 and 5,433 shares of Common Stock and 5,411 shares of Class A Common Stock owned by the estate of Dr. Schriesheim's wife.

(17) Includes 198,805 shares of Common Stock and 111,836 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004 and 32,877 shares of Common Stock and 32,092 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.

(18) Includes 1,161,997 shares of Common Stock and 832,176 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 20, 2004. The total for all directors and executive officers as a group (9 persons) also includes 92,419 shares of Common Stock and 89,628 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of executive officers pursuant to the plan.

(19) Includes 2,234,452 shares of Common Stock and 1,368,847 shares of Class A Common Stock owned by the Mendelson Reporting Group and 1,072,345 shares of Common Stock and 993,061 shares of Class A Common Stock held by the HEICO Savings and Investment Plan (the Plan) of which 761,287 shares of Common Stock and 692,864 shares of Class A Common Stock are allocated to participants in the Plan, including 92,419 shares of Common Stock and 89,628 shares of Class A Common Stock allocated to the directors, executive officers and members of the Mendelson Reporting Group, and of which 311,058 shares of Common Stock and 300,197 shares of Class A Common Stock are unallocated as of January 20, 2004.

                           PROPOSAL TO ELECT DIRECTORS
                                (Proposal No. 1)

        Each of the seven individuals named in the table below has been nominated by the Board of Directors of the Company for election to the Board of Directors at the annual meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving on the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

NAME                        AGE       CORPORATE OFFICE OR POSITION                            DIRECTOR SINCE
----                        ---       ----------------------------                            --------------
Samuel L. Higginbottom       82       Director                                                     1989
Wolfgang Mayrhuber           56       Director                                                     2001
Eric A. Mendelson            38       President - Flight Support Group;                            1992
                                      President and Chief Executive Officer of HEICO
                                      Aerospace Holdings Corp. and Director
Laurans A. Mendelson         65       Chairman of the Board, President and Chief Executive         1989
                                      Officer, Director
Victor H. Mendelson          36       President - Electronic Technologies Group                    1996
                                      and General Counsel of the Company; President
                                      and Chief Executive Officer of HEICO Electronic
                                      Technologies Corp. and Director
Albert Morrison, Jr.         67       Director                                                     1989
Dr. Alan Schriesheim         73       Director                                                     1984

BUSINESS EXPERIENCE OF NOMINEES

        Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is a Trustee Emeritus of St. Thomas University, Miami, Florida.

        Wolfgang Mayrhuber has served as Advisor to the Board of Directors of the Company since 1997 and was elected to the Board of Directors in 2001. Mr. Mayrhuber has served as Chairman of the Executive Board and Chief Executive Officer of Deutsche Lufthansa AG ("Lufthansa") since June 2003. He has served with Lufthansa since 1970, and has held various senior management positions for the maintenance and overhaul of aircraft, components and engines. In 1992, Mr. Mayrhuber was appointed Executive Vice President and Chief Operating Officer Technical at Lufthansa. In 1994, he became Chairman of the Executive Board of Lufthansa Technik AG. In 2001, Mr. Mayrhuber was appointed to the Executive Board of Deutsche Lufthansa AG.

        Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Aerospace Holdings Corp. (HEICO Aerospace), a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace Corporation since 1993. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation (MIC), a private investment company which is a shareholder of HEICO. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson.

        Laurans A. Mendelson has served as Chairman of the Board of the Company since December 1990. He has also served as Chief Executive Officer of the Company since February 1990 and President of the Company since September 1991. HEICO Corporation is a member of the Aerospace Industries Association (AIA) in Washington D.C., and Mr. Mendelson has frequently served on the Board of Governors of AIA. Mr. Mendelson is a Director of Hawker Pacific Aerospace and Chairman of the Audit Committee. He is also Vice-Chairman of the Board of Trustees, member of the Executive Committee and member of the Society of Mt. Sinai Founders of Mt. Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson served as a Trustee of Columbia University in The City of New York from 1995 to 2001, as well as Chairman of the Trustees' Audit Committee. Mr. Mendelson currently serves as Trustee Emeritus of Columbia University and is a member of the Trustees' Audit Committee. Mr. Mendelson is a Certified Public Accountant. Laurans A. Mendelson is the father of Eric Mendelson and Victor Mendelson.

        Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Electronic Technologies Corp., a subsidiary of HEICO, since September 1996 and as General Counsel of the Company since 1993. He was the Chief Operating Officer of the Company's former MediTek Health Corp. subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of MIC, a private investment company, which is a shareholder of HEICO. He is a Trustee of the Greater Miami Chamber of Commerce and a Director of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson.

        Albert Morrison, Jr. is a retired executive officer of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, where he served as Chairman from 1971 - January 2003. He serves as the Chairman of the Miami-Dade County Industrial Development Authority. Mr. Morrison also serves as a director of Logic Devices, Inc., a computer electronics company, and as a member of the Board of Directors of the Florida International University Foundation.

        Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children's Memorial Hospital of Chicago, Illinois.

CORPORATE GOVERNANCE, BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended October 31, 2003, the Board of Directors held four meetings. At its December 2003 meeting, the Board of Directors approved Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the role and functions of the Board of Directors, director qualifications and guidelines with respect to Board of Director meetings and committees of the Board, among other things. The Corporate Governance Guidelines are included herein as Appendix A. The Board of Directors has determined that Mr. Higginbottom, Mr. Mayrhuber, Mr. Morrison and Dr. Schriesheim have met the standards of independence as set forth in the Company's Corporate Governance Guidelines, which are consistent with the standards established by the New York Stock Exchange.

        The Board of Directors currently has an Executive Committee, a Nominating and Executive Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee and a Stock Option Plan Committee. Committee member appointments are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the annual meeting of shareholders. Information regarding each of the current committees is as follows:

        The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Executive Committee did not meet in fiscal 2003 and its members consist of Mr. Laurans Mendelson (Committee Chairman), Mr. Higginbottom and Dr. Schriesheim.

        The Nominating and Executive Compensation Committee determines the Company's director and officer requirements and recommends to the full Board of Directors nominees for election. The Nominating and Executive Compensation Committee also reviews and approves compensation of the Company's officers, key employees and directors. The Nominating and Executive Compensation Committee met three times in fiscal 2003 and its members consist of Mr. Higginbottom (Committee Chairman) and Mr. Morrison. The Board of Directors has determined that each member of the Nominating and Executive Compensation Committee is independent in accordance with the New York Stock Exchange's listing standards. The annual report of the Nominating and Executive Compensation Committee is contained herein.

        The Finance/Audit Committee oversees the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company including the appointment, compensation, retention and oversight of the work of the Company's independent auditor. The Finance/Audit Committee's charter is included herein as Appendix B. The Finance/Audit Committee met five times in fiscal 2003 and its members consist of Mr. Morrison (Committee Chairman), Mr. Higginbottom and Dr. Schriesheim. The Board of Directors has determined that each member of the Finance/Audit Committee is financially literate and independent in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert", as defined by the Securities and Exchange Commission (SEC). The annual report of the Finance/Audit Committee is contained herein.

        The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met four times in fiscal 2003 and its members consist of Dr. Schriesheim (Committee Chairman), Mr. Mayrhuber and Mr. Victor Mendelson. The Environmental, Safety and Health Committee also visits Company operating locations on a periodic basis.

        The Stock Option Plan Committee administers the Company's stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee met three times in fiscal 2003 and its members consist of Mr. Morrison (Committee Chairman) and Mr. Higginbottom.

        As previously indicated, nominating functions are handled by the Nominating and Executive Compensation Committee. At its next meeting scheduled immediately following the March 2004 annual meeting of shareholders, the Board of Directors plans to divide the functions of the Nominating and Executive Compensation Committee into two committees, namely, the Nominating and Corporate Governance Committee and the Compensation Committee, and will appoint committee members. The full responsibilities of the Nominating and Corporate Governance Committee are summarized below and detailed in its charter attached herein as Appendix C. The full responsibilities of the Compensation Committee are detailed in its charter attached herein as Appendix D.

        The Nominating and Corporate Governance Committee will be appointed by the Board of Directors to assist the Board in identifying and recommending to the Board qualified individuals to be nominated as director; make recommendations concerning committee membership, appointments and director compensation; periodically review and recommend to the Board of Directors updates to the Company's Corporate Governance Guidelines; assist the Board and the Company in interpreting and applying the Company's Corporate Governance Guidelines and Code of Business Conduct; and to oversee the annual evaluation of management and of the Board of Directors.

        Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director's independence, if required, skills, performance and Board and committee meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption "Shareholder Proposals and Nominations" contained herein). In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board in collectively serving the long-term interests of the Company's shareholders. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

        Each of the directors attended 75% or more of the meetings of the Board of Directors and committees on which he served in fiscal 2003. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of shareholders, but it encourages directors to attend and historically, most have done so. Six of the seven members of the Board of Directors attended the 2003 annual shareholder meeting.

        The non-management directors shall meet at least once per year in an executive session. The non-management directors shall elect a presiding director for each executive session among the chairs of Board committees on a rotating basis.

COMPENSATION OF DIRECTORS

        Directors of the Company are required to purchase shares of HEICO common stock equivalent to one-third of their annual retainer ($7,333). The Company accrues one-third of each directors' annual retainer and periodically purchases HEICO common stock on behalf of directors.

        Directors receive director's fees of $1,200 for each regular Board meeting attended and an annual retainer of $22,000. Members of committees of the Board of Directors are paid a $4,800 annual retainer for each committee served and $800 for attendance at each committee meeting. In addition, committee chairmen are paid an annual retainer of $1,800 for each committee chaired. During fiscal 2003, an aggregate of $176,933 was paid or accrued to directors under the compensation arrangements described above (including $49,551 to Samuel Higginbottom, $33,695 to Wolfgang Mayrhuber, $47,230 to Albert Morrison, Jr., and $46,457 to Dr. Alan Schriesheim), excluding amounts to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table. Per diem fees for other consulting services are paid to individual directors, as assigned by the Chairman of the Board, in the amount of $600 per day. During fiscal 2003, $78,000 was paid to Samuel Higginbottom for consulting services.

        The Company's Directors' Retirement Plan, adopted in 1991 in order to facilitate Director retirements, covers the then current directors of the Company. Four of the current seven Directors are covered under the Directors' Retirement Plan. Under the Directors' Retirement Plan, participants will, upon retirement from the Board, receive annually the average retainer such Director was paid during his service as a member of the Board payable in quarterly installments. Such quarterly payments are not to be less than $4,500. Subject to the terms of the Directors' Retirement Plan, these quarterly payments will continue for the same period of time that the participant served on the Board, not to exceed ten years. During fiscal 2003, $34,000 was accrued, while amounts totaling $36,000 were paid pursuant to the Directors' Retirement Plan.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE BOARD'S NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table provides the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (collectively, the "Named Executive Officers") during each of the past three fiscal years ended October 31:

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                            --------------------
                                                    ANNUAL COMPENSATION /(1)/                     NUMBER OF
                                       FISCAL  ------------------------------------------   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR   SALARY /(2)/         BONUS     OTHER /(3)/   OPTIONS GRANTED /(4)/   COMPENSATION
---------------------------            ------  -----------      --------      -----------   ---------------------   -------------
Laurans A. Mendelson                    2003   $  595,000             --      $    32,269              --             $ 41,790/(7)/
Chairman of the Board,                  2002      595,000       $ 90,000/(5)/      30,401         110,000/(6)/          41,140/(7)/
President and Chief                     2001      570,000             --           33,751         133,100/(6)/          40,890/(7)/
Executive Officer

Thomas S. Irwin                         2003      299,000             --               --          55,000                7,000/(8)/
Executive Vice President                2002      299,000         50,000/(5)/          --          55,000                6,350/(8)/
and Chief Financial Officer             2001      287,000             --               --          96,800                5,950/(8)/

Eric A. Mendelson                       2003      299,000             --           26,801         137,500               17,650/(9)/
President - Flight Support Group;       2002      299,000         50,000/(5)/      26,801          55,000               15,935/(9)/
President and Chief Executive Officer   2001      287,000             --           28,001         163,350                5,950/(8)/
of HEICO Aerospace Holdings Corp.

Victor H. Mendelson                     2003      299,000             --           33,695         137,500               16,250/(10)/
President - Electronic Technologies     2002      299,000         50,000/(5)/      30,401          55,000               14,675/(10)/
Group and General Counsel of the        2001      287,000             --           32,001         163,350                5,950/(8)/
Company; President and Chief
Executive Officer of HEICO
Electronic Technologies Corp.

James L. Reum                           2003       68,555/(11)/       --               --              --                   --
Executive Vice President of             2002       50,185/(11)/       --               --              --                   --
HEICO Aerospace Holdings Corp.          2001      136,000/(11)/       --               --              --                3,011/(8)/

----------
(1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected employees. Under such deferred compensation plan, selected employees may elect to defer a portion of their compensation. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual.

(2) Salaries for these executive officers, excluding Mr. Reum, were established in January 2001 and have not been increased since then.

(3)  Represents directors' fees.

(4) Information has been adjusted retroactively to give effect to a 10% stock dividend paid in shares of Class A Common Stock in January 2004.

(5) Represents a special bonus related to the additional gain on the sale of Trilectron Industries, Inc. In fiscal 2000, the Company sold Trilectron for a substantial gain. In fiscal 2000, the Company paid cash bonuses to the executive officers contingent upon Trilectron's successful and profitable sale, but refrained from paying all of the amounts it reserved for these bonuses until such time as it could finally calculate the total sale gain due to expiration of certain contractual contingencies related to the sale. In fiscal 2002, when the gain became fully calculable, the Compensation Committee paid the balance of these bonus funds to several Company employees, including its executive officers.

(6) These options were voluntarily cancelled by Mr. Laurans A. Mendelson during fiscal 2003.

(7) Includes annual life insurance premiums paid by the Company of $34,790 in fiscal 2003, fiscal 2002 and fiscal 2001. Amounts also include Company contributions to Mr. Laurans A. Mendelson's HEICO Savings and Investment Plan account of $7,000 in fiscal 2003, $6,350 in fiscal 2002, and $6,100 in fiscal 2001. Prior to receiving a portion of the Company contributions under such Plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(8) Represents Company contributions to the HEICO Savings and Investment Plan account of the named executive officer. Prior to receiving a portion of the Company contributions under such plan, each named executive officer contributed, in cash, twice the amount that he received in HEICO stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(9) Includes annual life insurance premiums paid by the Company of $10,650 in fiscal 2003 and $9,585 in fiscal 2002. Amounts also include Company contributions to Mr. Eric A. Mendelson's HEICO Savings and Investment Plan account of $7,000 in fiscal 2003 and $6,350 in fiscal 2002. Prior to receiving a portion of the Company contributions under such Plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(10) Includes annual life insurance premiums paid by the Company of $9,250 in fiscal 2003 and $8,325 in fiscal 2002. Amounts also include Company contributions to Mr. Victor H. Mendelson's HEICO Savings and Investment Plan account of $7,000 in fiscal 2003 and $6,350 in fiscal 2002. Prior to receiving a portion of the Company contributions under such Plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(11) Mr. Reum retired from full-time service to HEICO Aerospace Holdings Corp. in August 2001 and remains active on a part-time basis.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information concerning individual grants of stock options pursuant to the Company's stock option plans made during the fiscal year ended October 31, 2003 to the Named Executive Officers. Information has been adjusted retroactively to give effect to a 10% stock dividend paid in shares of Class A Common Stock in January 2004. In addition, the table shows the potential realizable values of the grants assuming annual compounded common stock price appreciation rates of five and ten percent per annum over the maximum option term. The five and ten percent rates of appreciation are set by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's common stock.

                            NUMBER OF     % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                           SECURITIES      OPTIONS                                  ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING     GRANTED TO     EXERCISE                   APPRECIATION FOR OPTION TERM /(2)/
                             OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION    ------------------------------------
NAME                      GRANTED /(1)/  FISCAL YEAR    PER SHARE       DATE           5%                       10%
-----                     ------------- ------------    ---------    ----------    ---------                -----------
Laurans A. Mendelson               --          --              --             --           --                        --

Thomas S. Irwin                49,500          10%        $  7.84      3/17/2013    $ 227,070               $   591,414
                                5,500           1%           5.51      3/17/2013       19,058                    48,297

Eric A. Mendelson             129,250          26%           7.86      3/17/2013      594,670                 1,548,341
                                8,250           2%           5.60      3/17/2013       29,055                    73,631

Victor H. Mendelson           129,250          26%           7.86      3/17/2013      594,670                 1,548,341
                                8,250           2%           5.60      3/17/2013       29,055                    73,631

James L. Reum                      --          --              --             --           --                        --

----------
(1)  Options granted vest 20% each year over five years.

(2) The potential realizable values (gains) do not consider the impact of income taxes to the option holder. Actual gains, if any, are dependent on the future performance of the Company's common stock, overall market conditions and the option holder's continued employment through the vesting period. The amounts in this table may not necessarily be achieved.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

        The following table provides information concerning stock option exercises during fiscal 2003 and stock option holdings as of the fiscal year ended October 31, 2003 for each of the Named Executive Officers. Information has been adjusted as necessary for all stock dividends and stock splits.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                               SHARES                                 YEAR-END              AT FISCAL YEAR-END /(1)/
                              ACQUIRED           VALUE      --------------------------    ----------------------------
NAME                        ON EXERCISE         REALIZED    EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                      ---------------     -----------   -----------  -------------    -----------    -------------
Laurans A. Mendelson         131,541/(2)/     $ 1,066,492     409,454             --      $ 3,649,637             --
Thomas S. Irwin              129,646/(3)/         892,780     299,643        113,080        1,605,374      $ 316,243
Eric A. Mendelson             54,770/(4)/         387,740     442,424        235,510        2,382,159        789,991
Victor H. Mendelson          122,335/(5)/       1,009,290     508,202        235,510        2,996,351        789,991
James L. Reum                     --                   --          --             --               --             --

----------
(1) Represents the closing price per share of the underlying common stock as reported on the New York Stock Exchange on October 31, 2003 less the option exercise price (if a positive spread) multiplied by the number of unexercised stock option grants.

(2) Represents 65,885 shares of Common Stock and 65,656 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1994.

(3) Represents 64,937 shares of Common Stock and 64,709 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1993 and in fiscal 1994.

(4) Represents 32,943 shares of Common Stock and 21,827 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1994.

(5) Represents 77,360 shares of Common Stock and 44,975 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1993 and in fiscal 1994, including options to purchase 36,180 shares of Common Stock and 3,618 shares of Class A Common Stock, which were exercised by VHM Management Limited Partners and options to purchase 2,961 shares of Class A Common Stock, which were donated to a charity and subsequently exercised by the donee.

                         FINANCE/AUDIT COMMITTEE REPORT

        The Finance/Audit Committee (the "Audit Committee") of the Board of Directors is composed entirely of three non-employee directors. The Board of Directors has determined that each member of the Audit Committee is financially literate and independent in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert", as defined by the Securities and Exchange Commission.

        The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board. The full responsibilities of the Audit Committee are set forth in its formal written charter, which was adopted by the full Board of Directors in 1999 and most recently amended in its entirety in December 2003 and included herein as Appendix B.

        Management is responsible for the Company's financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditor, Deloitte & Touche LLP, is responsible for auditing those financial statements and for issuing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor.

        As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the year ended October 31, 2003 and discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees". The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2003, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company's Board of
Directors: Samuel L. Higginbottom, Albert Morrison, Jr. and Dr. Alan
Schriesheim.

             NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

THE COMMITTEE

        The Nominating and Executive Compensation Committee (the "Compensation Committee" or "Committee") consists entirely of independent Directors who are not current or former employees or officers of the Company or any of its' affiliates. The Compensation Committee generally makes all decisions concerning the Company's executive officers' compensation and all such decisions are reviewed by the full Board, except that decisions about awards under the Company's 1993 and 2002 Stock Option Plans are made by the Stock Option Plan Committee (the "SOC") and are further ratified by the Committee and the Board.

COMPENSATION PHILOSOPHY

        The Compensation Committee has for many years used the following targets in setting compensation: (i) increases in both the Company's income and shareholder value; (ii) alignment of stockholder and management interests to the greatest extent reasonable; (iii) management focus on the Company's long-term growth, while considering the Company's short-term interests; (iv) attracting and retaining a high quality management team; (v) stimulation of both entrepreneurial and team objectives; and (vi) recruiting and retaining top managers in a continuing competitive compensation market. The Compensation Committee believes that these objectives are all crucial in building and growing the Company and that the Company has been well served over the long term by ensuring that these objectives are met. In reviewing these objectives in 2003, the Compensation Committee again concluded that the objectives are sound and time-tested.

        Historically, the Company has refrained from paying large base cash compensation and has paid cash bonuses when the Company recognized quantitative earnings improvements. It has also been the Compensation Committee's practice to accept executive officers' recommendation that they not receive base salary increases in weaker financial years for the Company. Accordingly, all of the base salaries paid to executive officers remain at the levels set in January 2001 and have not increased since then. The executive officers requested, and the Compensation Committee agreed, that in 2003 and 2002, no regular cash bonuses be paid to them because some of the Company's businesses suffered following the external effects like the Iraq War, SARS and the September 11th attacks which harmed the Company's income.

        The Compensation Committee accepted this recommendation in 2003 and paid no bonuses to executive management. In 2002, the Committee did not award regular cash bonuses to executive officers. As noted in last year's report, in 2002 the Committee awarded the remaining bonuses from the gain on the sale of its former Trilectron Industries, Inc. (Trilectron) subsidiary (discussed in the next paragraph) that were not paid in 2000. The Compensation Committee and the executive officers followed a similar approach in 2001 and in 1999 when, despite continuing record financial performance in 1999 by the Company, no cash bonuses were paid to any of the Company's executive officers. In 2000, the Company sold Trilectron for a substantial gain. In 2000, the Company paid cash bonuses to the executive officers contingent upon Trilectron's successful and profitable sale, but refrained from paying all of the amounts it reserved for these bonuses until such time as it could finally calculate the total sale gain due to expiration of certain contractual contingencies related to the sale. In the second quarter of fiscal 2002, when the gain became fully calculable, the Compensation Committee paid the balance of these bonus funds to several Company employees, including its executive officers.

        As was the case with other Company employees, certain executive officers received stock options in 2003. The Compensation Committee firmly believes that stock options encourage managers to maximize the Company's stock price by working diligently to increase earnings in order to increase shareholder value. The Compensation Committee also believes that a company's stock price is usually driven by strong earnings and earnings growth and that this philosophy has led to a 535% increase in the Company's Common Stock price from 1993 to 2003, and net income improved from $984,000 to $12,222,000 over the same period. In addition, stock options limit the Company's cash outlay because the Company may pay less cash compensation to grantees when they receive some of their compensation in options to purchase Company stock. Also, stock options yield profit for officers only when other shareholders benefit. Numerous publicly-held corporations issue stock options to their employees and the

Compensation Committee believes that the Company should do so in order to remain competitive in retaining and attracting employees.

        Stock option holders do not receive any income or other benefit from their stock options unless all of the Company's shareholders gain from an increase in the Company's stock price above the option exercise price since options are granted at fair market value of the stock on the grant date. If management's efforts do not result in a share price increase, management will not earn potentially sizeable financial gains, and those gains typically represent a substantial income expectation for them.

RELATIONSHIP TO PERFORMANCE UNDER COMPENSATION PLANS

        Compensation paid to the Company's executive officers in 2003, as reflected in the foregoing tables, consisted primarily of base salary, which has not increased since January 2001 and Company contributions to the HEICO Savings and Investment Plan (the "Savings and Investment Plan"). All employees of the Company and certain subsidiaries are eligible to participate in the Savings and Investment Plan, but, under federal regulations, certain employees of the Company (including Laurans A. Mendelson, Thomas S. Irwin, Eric A. Mendelson and Victor H. Mendelson) are limited in their participation. Further, all officers listed herein who are eligible to participate in the Savings and Investment Plan contributed a portion of their compensation to the Savings and Investment Plan in order to receive the maximum of the Company's contribution.

        The executive officers' base salaries have not been increased since January 2001, or approximately 3 years. The Compensation Committee determines executive officers' base salaries through a variety of means, including by using comparative industry data and evaluating earnings growth.

        In paying the remaining bonuses related to the Trilectron sale, the Compensation Committee wished to adhere to its commitments to pay the full bonuses it planned to pay prior to when the sale occurred, as the Company completely earned the gain from Trilectron's sale and it was not reduced due to current business conditions. The Company sold Trilectron for a substantial gain after having grown the business to approximately four times the size it was when HEICO acquired it in 1996. The strategy and its execution for acquiring, growing and selling Trilectron were devised entirely by the executive officers. By sending a clear message to the executive officers that they would receive bonuses upon realizing large gains for the Company, the Compensation Committee believes that it demonstrated to the executive officers that they will be rewarded for making good financial decisions.

        In leaving the base salaries of the Company's executive officers unchanged in 2003, the Compensation Committee accepted the executive officers' recommendation that they not receive increases due to conditions in the airline industry. The Compensation Committee typically considers the following in establishing compensation: prevailing executive compensation trends; compensation analysis reports from Watson Wyatt & Company, an independent consulting firm; consultation with executives; known industry standards; local and national compensation practices; alternative employment opportunities available to executives; industry knowledge and experience; complexity and difficulty of responsibilities; special gains upon asset sales and past and expected future contributions to the Company's development.

        The Compensation Committee has observed the current management team for more than a decade and has concluded that its compensation policies have appropriately rewarded and incentivized management for its successes and efforts. Although this is the case, the Compensation Committee will review compensation practices during the year and may, depending upon conditions in its businesses and other factors, alter its policies.

CHIEF EXECUTIVE OFFICER

        The Compensation Committee considers the Chief Executive Officer's compensation each year. The principal standards which the Compensation Committee considers for the Chief Executive Officer's compensation are essentially the same as those described for the executive officers in general. Also, the Compensation Committee evaluates past performance, the Chief Executive Officer's ability to deliver anticipated results and expected future contributions to the Company's growth. The Committee also accepted Mr. Mendelson's request, made in part as an example of leadership to the Company's Team Members following the downturn in the Company's business during the Iraq War and the SARS crisis, that he receive no regular cash bonus in 2003 and that he receive no increase in his base compensation. This followed the same recommendation from Mr. Mendelson in 2002 due to the effects on the Company of the September 11, 2001 tragedies. The Committee continues to take note of the fact that the Company has grown dramatically under Mr. Mendelson's leadership; as noted above, the Company's sales increased from $25,882,000 in fiscal 1993 to $176,453,000 in fiscal 2003, while net income improved from $984,000 to $12,222,000 during the same period.

        The Company has prospered substantially under Mr. Mendelson's leadership. Specifically, the Company has expanded its aerospace product line following a restructuring of its aerospace operations, and it has successfully entered and sold two new, profitable lines of business, which grew substantially after their acquisitions by HEICO. Under Mr. Mendelson's leadership, the Company has completed key strategic alliances with five major airlines and twenty-two important strategic acquisitions, has completed a follow-on stock offering which raised $56 million in equity for the Company and has successfully negotiated a $120 million credit facility with a syndicate of banks.

        The Compensation Committee believes it is important to continue to induce Mr. Mendelson to devote substantially all of his professional time and effort to the Company and to forego other potentially lucrative business transactions. In doing so, the Committee has considered Mr. Mendelson's other successful business activities unrelated to the Company and has provided him incentives to devote attention to HEICO.

        Further, the Company's commercial bank has required that the Company retain Mr. Mendelson's services in order to obtain and retain its revolving credit facility. The Company's lender has also required that Mr. Mendelson and his family maintain substantially all of their present ownership position in the Company in order to retain the revolving credit facility. These requirements were made at the lender's sole request as part of the Company's loan agreement with the lender. Accordingly, the Board believes that it is essential to ensure Mr. Mendelson's continued management of the Company by providing him with sufficient incentive to remain as the Company's Chief Executive Officer and to induce him to maintain his significant investment in the Company.

        The Committee believes that equity ownership by management is essential because it ensures that management will understand shareholder interests. Mr. Mendelson has made a substantial equity commitment to the Company and the Committee considers this factor in establishing Mr. Mendelson's compensation level.

2003 STOCK OPTION GRANTS

        As it has consistently stated for many years, the Compensation Committee believes that stock options are an important way to align shareholder and management interests because such options will cause managers to reap economic reward only if other shareholders gain. Further, in order to compete with other, larger corporations and with technology businesses for high-quality acquisitions and management talent, the Compensation Committee understands that the Company must supply its managers with the opportunity to realize large financial gains upon the successful implementation of their goals and objectives. Therefore, the Compensation Committee awarded stock options to certain executive officers, as described in the foregoing tables.

Submitted by the Compensation Committee of the Company's Board of Directors:
Samuel L. Higginbottom and Albert Morrison, Jr.

EMPLOYMENT AGREEMENTS

        Thomas S. Irwin and the Company are parties to a key employee termination agreement which provides a lump sum severance payment equal to two years' compensation if his employment is terminated within three years after a change in control of the Company (as defined in the key employee termination agreement).

PERFORMANCE GRAPH

        The following graph and table compare the total return on $100 invested in HEICO Class A Common Stock and HEICO Common Stock with the total return of $100 invested in the New York Stock Exchange (NYSE) Composite Index and the Dow Jones U.S. Aerospace Index for the five-year period from October 31, 1998 through October 31, 2003. The NYSE Composite Index measures all common stocks listed on the NYSE and four subgroup indexes - Industrial, Transportation, Utility and Finance. The Dow Jones U.S. Aerospace Index is comprised of large companies which make aircraft, major weapons, radar and other defense equipment and systems as well as providers of satellites used for defense purposes. The total returns include the reinvestment of cash dividends.

                              [CHART APPEARS HERE]

                                       1998         1999         2000         2001        2002         2003
                                       ----         ----         ----         ----        ----         ----
HEICO Class A Common Stock /(1)/   $ 100.00     $  77.31     $  61.80     $  73.75     $ 47.02     $  74.66

HEICO Common Stock /(1)/           $ 100.00     $  70.60     $  53.44     $  71.61     $ 46.09     $  73.64

NYSE Composite Index               $ 100.00     $ 115.11     $ 122.58     $ 100.55     $ 87.03     $ 103.72

Dow Jones U.S. Aerospace Index     $ 100.00     $  78.17     $ 110.47     $  88.03     $ 90.82     $ 103.84

----------
(1) Information has been adjusted retroactively to give effect to 10% stock dividends paid in shares of Class A Common Stock in July 2000 and August 2001.

                        SELECTION OF INDEPENDENT AUDITOR

        The Finance/Audit Committee is responsible for selecting the Company's independent auditor and expects to finalize its decision in its next regularly scheduled meeting following the annual meeting of shareholders, which is currently scheduled in May 2004. While the Finance/Audit Committee cannot be certain that it will again select Deloitte & Touche LLP, the firm has served as the Company's independent auditor since fiscal 1990.

        One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meeting on March 16, 2004. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

        The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for the audit of the Company's annual financial statements for the fiscal years ended October 31, 2003 and 2002 and other services provided during those periods:

                                           2003        2002
                                        ----------  ----------
          Audit Fees /(1)/              $  256,000  $  267,000
          Audit-Related Fees /(2)/          26,000       9,000
          Tax Fees /(3)/                   145,000     246,000
          All Other Fees /(4)/               4,000      78,000
                                        ----------  ----------
          Total Fees                    $  431,000  $  600,000
                                        ==========  ==========

----------
(1) Audit Fees consist of fees billed for services rendered for the annual audit of the Company's consolidated financial statements, the review of condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements that are not reported under the caption "Audit Fees". The category includes fees related to audit of the HEICO Savings and Investment Plan and consultation related to acquisitions or other business transactions.

(3) Tax Fees consist of fees billed for services rendered for tax compliance, tax advice and tax planning. The fiscal 2002 fees include approximately $75,000 pursuant to a contingency fee structure with Deloitte & Touche who was engaged to represent the Company in a tax audit with the Internal Revenue Service that resulted in the recovery of $2.5 million of income taxes paid in prior years.

(4) All Other Fees consist of fees billed for products and services other than fees as reported in the above three categories. These fees principally relate to consulting services in connection with the HEICO Savings and Investment Plan.

PRE-APPROVAL OF SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

        The Finance/Audit Committee (the "Audit Committee") has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent auditor. For permissible non-audit services, the Company will submit to the Audit Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Audit Committee engage the independent auditor to provide. To facilitate the prompt handling of certain unexpected matters, the Audit Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent auditor if presented to the full Audit Committee at the next regularly scheduled meeting. The Company will routinely inform the Audit Committee as to the extent of services provided by the independent auditor in accordance with this pre-approval policy and the fees incurred for the services performed to date.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2003 by persons who were, at any time during fiscal 2003, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2003.

                      SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any shareholder of the Company who wishes to present a proposal for action at the Company's next annual meeting of shareholders presently scheduled for March 15, 2005, or to nominate a director candidate for the Company's Board of Directors, must submit such proposal or nomination in writing to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in the Company's By-laws relating to shareholder business or shareholder nominations, respectively. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2005 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary at the herein above address no later than October 31, 2004.

              SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

        Any shareholder of the Company who wishes to communicate with the Board of Directors, a committee of the Board, the non-management directors as a group or any individual member of the Board, may send correspondence to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The Corporate Secretary will compile and submit on a periodic basis all shareholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member.

                      SHAREHOLDERS SHARING THE SAME ADDRESS

        The Company has adopted a procedure called "householding", which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces the Company's printing costs and mailing fees.

        If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2003 annual report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call the Company at (954)-987-4000 or write to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

                            GENERAL AND OTHER MATTERS

        Neither HEICO nor the members of its Board of Directors intend to bring before the meeting any matters other than those referred to in the accompanying Notice of Meeting. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                Laurans A. Mendelson
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                                                      APPENDIX A

                                HEICO CORPORATION

                         CORPORATE GOVERNANCE GUIDELINES

ROLE AND FUNCTIONS OF THE BOARD OF DIRECTORS

     The role of the Board of Directors (the "Board") with respect to corporate governance is to oversee and monitor the Company's management in the interest and for the benefit of the Company's shareholders. To fulfill this role, the Board or a Board committee must perform the following primary functions:

     1. oversee the conduct of the Company's business to evaluate whether the business is being properly managed;

     2. review and, where appropriate, approve the Company's major financial objectives, plans and actions;

     3. review and, where appropriate, approve major changes in, and determinations of other major issues respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the Company's financial statements;

     4. assess major risk factors relating to the Company and its performance, and review measures to address and mitigate such risks;

     5. evaluate regularly the performance and approve the compensation of the CEO and, with the advice of the CEO, evaluate regularly the performance of the Company's principal senior executives; and

     6. plan for succession of the CEO and monitor management's succession planning for other key executives.

     In discharging these obligations, directors should be entitled to rely reasonably on the honesty and integrity of their fellow directors and the Company's executives and its outside advisors and auditors. The directors shall be entitled to (i) reasonable directors' and officers' liability insurance on their behalf; (ii) the benefits of indemnification to the fullest extent permitted by law under the Company's charter, by-laws and any indemnification agreements; and (iii) exculpation as provided by state law and the Company's charter.

     The Board may discharge its responsibilities either directly or by delegating them to its committees, except that the Board may not delegate any of its responsibilities which, under applicable law or the Company's restated certificate of incorporation, may not be delegated to a committee of the Board. The Board and each Board committee shall have the full power and authority to hire, at the expense of the Company, independent financial, accounting, legal or other advisors, as necessary to fulfill their duties, without consulting or obtaining the approval of any officer of the Company.

     The Board should promote policies within the Company that encourage a corporate culture of openness, honesty, fairness and accountability. These policies also should apply to the Board and to relationships among and between the Board, stockholders and employees. The Board should periodically review and amend these policies if needed.

     The Board should recognize that the actual management of the business and affairs of the Company should be conducted by the CEO and other senior managers under his or her supervision and that, in performing the management function, the CEO and other senior managers are obliged to act in a manner that is consistent with the oversight functions and powers of the Board and the standards of the Company and to execute any specific plans, instructions or directions of the Board.

DIRECTOR QUALIFICATIONS

     Independence: The Board shall have a majority of directors who meet the independence criteria adopted by the Board. The independence criteria are discussed below under "Director Independence."

     Qualifications: A director should possess personal and professional integrity, have good business judgment, relevant experience and skills and be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company's stockholders. Directors should be committed to devoting sufficient time and energy to diligently performing their duties as directors.

     Size of Board: The Board shall determine the appropriate size of the Board within the requirements of the Company's Charter and Bylaws.

     Selection Process: In accordance with the policies and principles in its charter, the Nominating and Corporate Governance Committee is responsible for identifying and recommending potential director nominees to the Board for its approval. The Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board shall extend an invitation to a new potential director nominee to join the Board.

     Annual Review of Independence and Qualifications: The Nominating and Corporate Governance Committee shall distribute annually a self-evaluation to the Board that includes an assessment of the directors' independence and qualifications.

     Resignation from the Board: A director should tender a resignation in the event there is a substantial conflict of interest between the director and the Company or the Board and such conflict cannot be resolved to the satisfaction of the Board.

     Refusal when Conflict of Interest: Prior to any Board discussion or decision related to any matter that potentially affects a director's personal, business or professional interests, that director should (i) disclose the existence of the potential conflict of interest to the Chairman of the Board and
(ii) if the Chairman of the Board. (in consultation with legal counsel) determines a conflict exists or the perception of a conflict is likely to be significant, refuse himself or herself from any discussion or vote related to the matter.

     Term Limits: The Board does not believe it should establish term limits. The Company and its stockholders both benefit from Board continuity and stability and by allowing directors to focus on long-term business strategies and results.

DIRECTOR INDEPENDENCE

     A majority of the Board and all members of the Finance/Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee shall be independent. The Board must make an affirmative determination whether or not a director is independent and disclose this determination in the annual proxy statement.

     The term independent is defined in accordance with the New York Stock Exchange ("NYSE") independence requirements, the Sarbanes-Oxley Act and the Board's business judgment. A director is deemed to be independent if he or she does not have a direct or indirect material relationship with the Company or any of its affiliates or with any senior management member of the Company or any of its affiliates. In determining the materiality of a relationship and the director's independence, the Board shall be guided by the following independence standards:

     A director shall be deemed to have a material relationship with the Company and/or its affiliates and thus shall not be deemed independent if, within the past three years:

     .    The director is or has been employed by the Company or its affiliates;

     . An immediate family member (defined below) of the director is or has been employed by the Company or any of its affiliates as an officer;

     . The director is or has been affiliated with or employed by the Company's or any of its affiliate's present or former independent auditor;

     . An immediate family member of the director is or has been employed by the Company's or any of its affiliate's present or former independent auditor as a partner, principal or manager; or

     . An executive officer of the Company serves on the compensation committee of a company which employs the director, or which employs an immediate family member of the director as an officer.

     Other material relationships in which the director shall not be deemed to be independent are:

     . The director or an immediate family of the director is a director, officer, general partner or large equity holder of a significant (as defined below) customer of or supplier to the Company and/or its affiliates of nonprofessional services and goods;

     . The director or an immediate family member of the director is a director, officer, general partner or large equity holder of a significant (as defined below) paid adviser, paid consultant or other paid provider of professional services to the Company or its affiliates, or to any senior management member of the Company; or

     . The director or an immediate family member of the director is a director, officer or trustee of a charitable or tax-exempt organization to whom the Company, one of its affiliates or any senior management member of the Company or its affiliates makes substantial charitable contributions.

     In the following circumstances, the material relationships shall be deemed immaterial and thus the director shall remain independent:

     . A director who serves as an Interim Chairman or Interim CEO of the Company shall not be deemed a former employee for the purpose of determining independence and as such, the director shall retain his independent status when his service as Interim Chairman or Interim CEO ends;

     . The material relationship that is based on having an immediate family member of the director serving as an officer of the Company or an officer of a Company affiliate shall be deemed immaterial upon the death or incapacitation of that immediate family member; or

     . The material relationship that is based on the director's or the director's immediate family member's connection to a significant customer, supplier or provider of the Company or its affiliates shall be deemed immaterial, if the Board in its business judgment determines that the commercial transactions between the Company or one of its affiliates and the significant customer, supplier or provider were conducted at arm's length in the ordinary course of business and that such a relationship is immaterial in light of all circumstances.

     For any relationships not covered above, the determination of whether these relationships are material or not and whether the director would be independent or not, shall be made by the directors who satisfy the independence standards set forth in this section. In making these determinations, the Board shall examine all factors that may appear to affect independence, including commercial, industrial, financial, banking, legal, accounting, charitable, familial relationships and long-standing friendships.

     The Company and its affiliates shall not make any personal loans or extensions of credit to directors or executive officers. The payment of consulting, advisory or other compensatory fees (except for fees paid to directors as their compensation for Board and/or Committee service, pension or other forms of deferred compensation for prior service) above $100,000 to a director or immediate family member from the Company or one of its affiliates shall negate the director's independence until three years after receipt of such compensation has ceased.

     Each director has an affirmative obligation to inform the Board of any material changes in his or her circumstances or relationships that may impact his or her designation by the Board as "independent."

     In addition to the foregoing provisions, members of the Finance/Audit Committee must satisfy additional requirements to be considered independent as provided for by the SEC and NYSE rules.

     For the purposes of these independence standards guidelines, the terms:

     . Affiliate means any corporation or other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the Board or comparable governing body of such entity;

     . Immediate Family Member includes a person's spouse, parents, children, siblings, mothers and fathers- in-law, sons and daughters in-law, brothers and sisters in-law, and anyone (other than domestic employees) who shares such person's home; and

     . Significant means payments to or from an entity where the payments exceed the greater of $1 million, or two percent of the entity's annual consolidated gross revenues.

     Under Section 162(m) of the Internal Revenue Code, as amended, a director is an outside director if the director

     .    is not a current employee of the Company;

     . is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

     .    has not been an officer of the Company; and

     . does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director.

BOARD MEETINGS

     The Board expects to have four regularly scheduled meetings each year. Upon adequate notice, unscheduled meetings may be called throughout the year as the need arises. The Chairman of the Board shall consult with other Board members in determining the times and duration of the Board meetings.

     Meeting Attendance: Directors are expected to attend meetings of the Board and of the committees on which they serve. Directors also are expected to devote an adequate amount of time and effort to discharge properly their responsibilities.

     Board Materials: Information and data that are important to the Board's understanding of the business to be conducted at a Board or committee meeting should be distributed to the directors sufficiently in advance of the meeting to permit their review. A director may request that the CEO or appropriate member of senior management present to the Board specific information as it relates to the Company and its operations.

     Non-Management Executive Session of Directors: The non-management directors shall meet at least once per year in executive session at regularly scheduled meetings. The non-management directors shall elect a presiding director for each executive session among the chairs of board committees. The procedure for selecting a presiding director shall be disclosed in the annual proxy statement, together with a system for interested parties to communicate directly with the non-management group.

BOARD COMMITTEES

     The Board shall have at all times a Finance/Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All members of these Committees shall be independent directors as determined by the Board in accordance with the aforementioned independence criteria. Committee members shall be appointed by the Board upon recommendation (after consultation with the Chairman) of the Nominating and Corporate Governance Committee.

     The Finance/Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee each shall have a written charter that sets forth the committee's structure, membership qualifications, purposes, responsibilities, and procedures for appointing and removing committee members. The charters also shall provide that each committee annually evaluates its performance. The Board may, from time to time, establish or maintain additional committees of the Board, including an Executive Committee. An Executive Committee will have the powers and authority as specified in the Company's by-laws.

     Any director may attend any committee meetings, whether or not he or she is a member of that committee, providing that he or she has obtained pre-approval to attend from the committee chair or a majority of the committee.

CHAIRMAN OF THE BOARD

     The Board will appoint the Chairman of the Board who can be an employee of the Company. The Chairman will chair all regular sessions of the Board and set the agenda for Board meetings, subject to the right of each Board member to suggest the inclusion of item(s) on any agenda.

DIRECTOR COMPENSATION

     All directors shall receive directors' fees as compensation for Board and/or Board committee service. Directors' fees shall be in the form of cash, company stock, including options and restricted stock, or combination thereof, as well as any additional benefits regularly given to all directors. The exact amount and form of director compensation shall be determined and reviewed annually by the Compensation Committee in accordance with the policies and principles set forth in its charter.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

     All new directors shall receive an orientation package. The package will include a copy of the Company's by-laws and charter, the Code of Business Conduct, the Corporate Governance Guidelines, all SEC filings for the current fiscal year and last preceding fiscal year, press releases issued during the current fiscal year and any other pertinent information. The new director will attend a meeting with the CEO and CFO to be briefed on the Company's strategic plans, its significant financial, accounting and risk management issues and current significant projects.

     All directors must receive annual director education in subjects relevant to the duties of a director including the study of corporate governance best practices or ethics.

CEO EVALUATION AND MANAGEMENT SUCCESSION

     The Compensation Committee shall conduct an annual review of the CEO's performance and compensation, as set forth in its charter. The executive session of the Board shall review the Compensation Committee's report in order to ensure that the CEO is providing the best long and short-term leadership for the Company.

     The Nominating and Corporate Governance Committee shall make an annual report to the Board on emergency as well as expected CEO succession planning. The entire Board shall work with the Nominating and Corporate Governance Committee to nominate and evaluate potential successors to the CEO. The CEO shall provide the Committee with his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

ANNUAL SELF-EVALUATIONS

     The Nominating and Corporate Governance Committee shall have responsibility for conducting and overseeing the annual self-evaluations for the Board and its members and reporting the results to the Board following the end of each fiscal year. The evaluations will be based on such objective and subjective criteria, as the Board deems appropriate.

CODE OF BUSINESS CONDUCT

     The Board shall adopt and maintain the Code of Business Conduct (the "Code") for the directors, officers and employees of the Company in compliance with the NYSE requirements. The Code shall be posted on the Company's website. The purpose of the Code shall be to focus the directors, officers and employees on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability.

     Each director shall act at all times in accordance with the requirements of the Code. Waivers of the Code for any officer or director may only be made by the Board of the Company or by a Board committee composed of independent directors. Any waiver for an officer or director must be posted on the Company website and otherwise disclosed as required by law.

REPORTS OF IRREGULARITIES

     Any reports of concerns regarding accounting, internal auditing controls, or other irregularities or concerns whether financial or otherwise shall be brought to the attention of the Chairman of the Finance/Audit Committee. These reports are confidential and may be anonymous if made using the anonymous reporting hotline maintained by the Finance/Audit Committee. The Board shall be notified of these reports at every quarterly Board meeting or sooner, if necessary.

                                                                      APPENDIX B

                                HEICO CORPORATION

                         FINANCE/AUDIT COMMITTEE CHARTER

COMMITTEE'S PURPOSE

     The Finance/Audit Committee (Committee) is appointed by the Board of Directors (Board) to assist the Board in its oversight of (1) the quality and integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's internal and independent auditors, (5) the business practices and ethical standards of the Company and (6) the financial affairs of the Company. The Committee shall also serve as the Qualified Legal Compliance Committee (see separate Charter). The Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors for purposes of preparing or issuing an audit report and performing all other audit, review and attest services for the Company. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. These are the responsibility of management and the independent auditor.

COMMITTEE MEMBERSHIP

     Independence. The Committee shall consist of three or more members of the Board of Directors, each of whom shall be independent. Independence shall be determined as to each member by the full Board. To be considered independent, each Committee member must meet the independence requirements of the New York Stock Exchange (NYSE), the Sarbanes-Oxley Act of 2002 (SOX) and the rules and regulations of the Securities and Exchange Commission (Commission).

     Financial Literacy. All members of the Committee shall be financially literate, as defined by the Commission, or must become financially literate within a reasonable period of time after their appointment to the Committee, and at least one member of the Committee shall be an audit committee financial expert, as determined in the judgment of the Board with reference to applicable law and NYSE rules.

COMMITTEE COMPOSITION

     The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and elected by the Board at the annual organizational meeting of the Board and shall serve until their Successors shall be duly elected and qualified.

     Chairman. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all the Committee members.

MEETINGS

     The Committee shall meet at least four times annually or more frequently as circumstances dictate. Meetings may be in person or by telephone as needed to conduct the business of the Committee. The Committee may take action by the unanimous written consent of the members in the absence of a meeting. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

AUTHORITY AND RESPONSIBILTY OF THE COMMITTEE

     The Committee shall have the authority (1) to exercise all powers with respect to the appointment, compensation, retention and oversight of the work of the independent auditor for the Company and its subsidiaries, (2) to retain special legal, accounting or other consultants to advise the Committee as it determines necessary to carry out its duties and to pay the fees of such advisors and (3) to determine the amount of funds it needs to operate and for compensation to the independent auditors, and to direct the CFO make such funds available. As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. Without limiting the generality of the foregoing, the Committee shall:

   Financial Statement and Disclosure Matters

     1. Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditor, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company's financial statements. In addition, the review shall include the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based on the annual review, the Committee shall recommend inclusion of the audited financial statements in the Company's Annual Report on Form 10-K to the Board.

     2. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

     3. Review and discuss reports from the independent auditors and management on:

          A.   All critical accounting policies and practices to be used.

          B. All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

          C. Other material written communications between the independent auditor and management, such as any management letter.

     4. Discuss with management the Company's earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally consisting of discussing the types of information to be disclosed and the types of presentations to be made.

     5. Discuss with management and the independent auditor the effect on the Company's financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.

     6. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     7. Review with the independent auditors any audit problems or difficulties and management's response, including, but not limited to
          (1) any restrictions on the scope of the auditor's activities, (2) any restriction on the access of the independent auditors to requested materials, (3) any significant disagreements with management and (4) any audit differences that were noted or proposed by the auditor but for which the Company's financial statements were not adjusted (as immaterial or otherwise). The Committee will resolve any disagreements between the auditors and management regarding financial reporting.

     8. Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Company's internal controls.

     9. Discuss at least annually with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61--Communication with Audit Committees.

     10. Prepare the Committee report that the Commission requires to be included in the Company's annual proxy statement and review the matters described in such report.

     11. Obtain quarterly assurances from the senior internal auditing executive and management that the system of internal controls is adequate and effective. Obtain annually a report from the independent auditor, with attestation, regarding management's assessment of the effectiveness of the internal control structure and procedures for financial reporting.

   Responsibility for the Company's Relationship With the Independent Auditors

     12. Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditor shall report directly to the Committee. If the appointment of the independent auditors is submitted for any ratification by stockholders, the Committee shall be responsible for making the recommendation of the independent auditors.

     13. Review, at least annually, the qualifications, performance and independence of the independent auditor. In conducting such review, the Committee shall obtain and review a report by the independent auditor describing (1) the firm's internal quality-control procedures,
          (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities regarding services provided by the independent auditing firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company that could be considered to bear on the auditor's independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with Commission rules and the securities laws.

     14. Approve in advance any audit, audit-related, tax or other permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditor for any such permissible services. The Committee hereby delegates to the Chairman of the Committee the authority to approve in advance (below specified limits) all audit, audit-related, tax or other non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting.

     15. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit including the responsibilities and staffing of the Company's personnel who will assist in the audit.

     16. Set policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

   Oversight Of the Company's Internal Audit Function

     17. Review the appointment, evaluation, and where appropriate, the termination of the Company's senior internal auditing executive.

     18. Review the activities and organizational structure of the internal auditing department and the significant reports to management prepared by the internal auditing department and management's responses.

     19. Discuss with the independent auditor and management the internal audit department's responsibilities, budget, staffing, audit plan and any recommended changes in the planned scope of the internal audit department.

   Compliance Oversight Responsibility

     20. Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

     21. Obtain reports from management and the Company's senior internal auditing executive that the Company is in conformity with applicable legal requirements and the Company's Code of Business Conduct. Review disclosures required to be made under the securities laws of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct.

     22. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters. Also, the Committee shall maintain a reporting hotline for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal control or auditing matters.

     23. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

     24. Review at least annually legal matters with the Company's General Counsel that may have a material impact on the financial statements, the Company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

   Other

     25. Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the Committee's conclusions as to the performance and independence of the Company's independent auditors or the performance of the internal audit function.

     26. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Revised charters should be disclosed periodically in accordance with applicable rules and regulations.

     27. Perform an annual performance self-evaluation of the Committee and report findings to the Board.

                                                                      APPENDIX C

                                HEICO CORPORATION

                            NOMINATING AND CORPORATE
                          GOVERNANCE COMMITTEE CHARTER

COMMITTEE'S PURPOSE

     The Nominating and Corporate Governance Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in identifying qualified individuals to become members of the Board, consistent with criteria approved by the Board, recommend to the Board qualified director nominees for election at the stockholders' annual meeting, determine membership on the Board's committees, periodically review and recommend to the Board updates to the Company's Corporate Governance Guidelines, assist the Board and the Company in interpreting and applying the Company's Corporate Governance Guidelines and Code of Business Conduct, oversee an annual self-evaluation of the Board and its members, and oversee an annual evaluation of management.

COMMITTEE MEMBERSHIP

     The Committee members, including a Committee Chairman, shall be appointed, and may be replaced, by the Board. The Committee shall consist of no fewer than two directors. All members of the Committee shall meet the independence standards as specified in the Company's Corporate Governance Guidelines, which have been adopted by the Board with reference to the rules of the New York Stock Exchange and the Securities and Exchange Commission.

MEETINGS

     The Committee shall meet as often as necessary to carry out its responsibilities. Any Committee member may request the Chairman of the Committee to call a meeting. The Chairman of the Committee shall report on any Committee meeting held at the next regularly scheduled Board meeting following a Committee meeting.

COMMITTEE GOALS AND RESPONSIBILITIES

     1. The Committee shall recommend to the Board director nominees for election at the shareholders' annual meeting.

     2. Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director's:

          a)   Board and committee meeting attendance and performance;

          b)   length of Board service;

          c) experience, skills and contributions that the existing director brings to the Board; and

          d)   independence.

     3. In the event that a director vacancy arises, the Committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the stockholders' annual meeting.

     4. A director nominee shall meet the director qualifications specified in the Company's Corporate Governance Guidelines, including that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company's stockholders.

     5. The Committee shall have the sole discretion and authority to retain any search firm to assist in identifying director candidates, retain outside counsel and/or any other internal or external advisors and approve all related fees and retention terms.

     6. The Committee shall review the Board's committee structure and recommend to the Board for its approval directors to be appointed as members on each Board committee. Prior to recommending the re-appointment of a director to a Board committee, the Committee shall review the existing director's independence, if required, skills, Board committee meeting attendance, performance and contribution, and his or her fulfillment of committee responsibilities. If a vacancy on a Board committee occurs, the Committee shall recommend a director with relevant experience and skills, and who is independent, if required by the committee charter, to be appointed to fill the vacancy.

     7. The Committee shall recommend to the Board for its approval the Corporate Governance Guidelines (Appendix A). The Committee will review annually the Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

     8. The Committee shall develop and recommend to the Board for its approval an annual evaluation process for the full Board and management that will be conducted and overseen by the Committee. The Committee shall report to the full Board, following the end of each fiscal year, the results of the annual evaluation, including any comments from the evaluations. However, any comments from the evaluations regarding individual directors shall be reported to the Chairman, and CEO and if necessary, to the relevant committee chairman.

     9. The Committee shall perform an annual performance self-evaluation and report annually to the Board on the CEO succession plan.

     10. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

                                                                      APPENDIX D

                                HEICO CORPORATION

                         COMPENSATION COMMITTEE CHARTER

COMMITTEE'S PURPOSE

     The Compensation Committee (Committee) is appointed by the Board of Directors (Board) to discharge the Board's responsibilities relating to compensation of the Company's directors and officers. The Committee has direct responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's proxy statement or report on Form 10-K filed with the Securities and Exchange Commission (Commission).

COMMITTEE MEMBERSHIP

     The Committee shall consist of no fewer than two members. The members of the Committee shall meet the independence requirements adopted by the Board with reference to the requirements of the New York Stock Exchange and the Commission and shall be outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

     The members of the Committee shall be directors of the Company and shall be nominated by the Nominating and Corporate Governance Committee and elected by the Board. Committee members shall serve until a member resigns or is replaced by the Board and their successor appointed. Committee members may be removed by a majority vote of the full Board.

MEETINGS

     The Committee shall meet as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

1. Consultants. The Committee shall have the sole authority to retain and terminate any legal counsel or compensation or other consultant to be used to assist in the evaluation of director or executive compensation and shall have sole authority to approve the consultant's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor's fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

2. Chairman and Chief Executive Officer. The Committee shall set corporate goals and objectives relevant to the Chairman's and Chief Executive Officer's compensation. In determining the long-term incentive component of the Chairman and Chief Executive Officer's compensation, the Committee should consider the Company's performance and relative stockholder return, the value of similar incentive awards to chairmen and/or the chief executive officers at comparable companies, and the awards given to the Company's Chairman and Chief Executive Officer in past years. The Committee shall annually review and approve corporate goals and objectives relevant to the Chairman's and Chief Executive Officer's compensation, and evaluate the Chairman's and Chief Executive Officer's performance in light of those goals and objectives. Subject to contractual obligations previously approved by the Board or Committee, the Committee shall have the sole authority to approve, amend or terminate for the Chairman and Chief Executive Officer of the Company the following compensation levels based on this evaluation: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special or supplemental benefits except as provided in Paragraph 5 of this Charter.

3. Other Executives. The Committee shall annually review and recommend to the Board the approval of, amendment to or termination of for the executives of the Company, other than the Chairman and Chief Executive Officer, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special or supplemental benefits except as provided in Paragraph 5 below.

4. Directors. The Committee shall have the sole authority to approve, amend or terminate for directors (a) the annual compensation, and (b) any additional compensation for service on committees of the Board, service as a committee chairman, service as presiding director of the executive sessions of the Board, meeting fees or any other benefit payable by virtue of the director's position as a member of the Board of Directors, except as provided in Paragraph 5 below.

5. Ratification Required by the Board. The following shall be presented as a recommendation to the full Board and approved by the full Board: (i) any action, including, but not limited to, the adoption or amendment of any non-qualified equity compensation plan, that is required by law or regulation to be submitted to the stockholders of the Company for approval, and (ii) any approval, amendment or termination of change in control agreements/provisions related to the directors or officers of the Company. In the event the recommendation of the Committee is not approved by the Board, the recommended action must be returned to the Committee for further consideration. Any future Committee recommendation regarding such item must, again, be presented to the Board for its approval.

     For the purpose of this Charter, a "non-qualified equity compensation plan" shall mean any plan that does not meet the requirements of Section 401 (a) or 423 of the Internal Revenue Code, as amended or the definition of an "excess benefit plan" within the meaning of Section 3(36) of the Employee Retirement Income Security Act.

6. Annual Report. The Committee shall produce an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations.

7. Executive Session. The Committee shall determine which officers of the Company or other visitors to invite to the Committee's meetings. At the sole discretion of the Committee, the Committee may meet in executive session at any time.

8. Report to the Board. Following each action by the Committee, the Committee shall make a report to the full Board at the next regularly scheduled meeting of the full Board.

9. Charter Review. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall perform an annual performance self-evaluation and report findings to the Board.

10. Delegation/Written Consent. The Committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances; and the Committee may take action in the absence of a meeting by unanimous written consent of all members.

11. Additional Activities. The Committee shall perform any other activities consistent with this Charter, the Company's By-laws and applicable law, as the Committee deems appropriate to carry out its assigned duties or as requested by the Board.

                                HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 16, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania Beach, Florida at 10:00 a.m. Eastern Standard Time on March 16, 2004 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

1.   ELECTION OF DIRECTORS

       [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY
           (except as marked to the                 to vote for all nominees
           contrary)                                listed below

NOMINEES: 01 Samuel L. Higginbottom, 02 Wolfgang Mayrhuber,
          03 Laurans A. Mendelson, 04 Eric A. Mendelson, 05 Victor H. Mendelson, 06 Albert Morrison, Jr., 07 Dr. Alan Schriesheim

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below.

        -----------------------------------------------------------------
           (Continued, and to be dated and signed on the reverse side)

2. In their discretion, upon such other matters which may properly come before the meeting or any adjournments.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                             Dated :_____________, 2004

                             Signature
                                       -----------------------------------------

                             Signature if held jointly
                                                       -------------------------

                    (Please sign exactly as name appears hereon. If Executor, Trustee, etc., give full title. If Stock is held in the name of more than one person, each should sign.)